Exhibit 5.1

780 NORTH WATER STREET MILWAUKEE, WISCONSIN 53202-3590 Tel 414-273-3500 Fax 414-273-5198 www.GKLAW.COM

May 27, 2015

County Bancorp, Inc.

860 North Rapids Road

Manitowoc, Wisconsin 54221-0070

Ladies and Gentlemen:

We have acted as your counsel in connection with the issuance by County Bancorp, Inc., a Wisconsin corporation (the “Company”), of (i) up to 555,210 shares of the Company’s common stock, par value $0.01 per share (the “2012 Shares”) pursuant to the County Bancorp, Inc. 2012 Equity Incentive Compensation Plan (the “2012 Plan”), and (ii) up to 25,000 shares of the Company’s common stock, par value $0.01 per share (the “1996 Shares” and, together with the 2012 Shares, the “Shares”) pursuant to the County Bancorp, Inc. Management Incentive Plan (the “1996 Plan” and, together with the 2012 Plan, the “Plans”), each as described in the Company’s prospectuses relating to such Plans dated May 27, 2015 (each, a “Prospectus,” together the “Prospectuses”) in connection with the Company’s Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on May 27, 2015 (the “Registration Statement”).

We have examined:  (a) the Plans, the Prospectuses and the Registration Statement, (b) the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, upon issuance in accordance with the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the laws of the State of Wisconsin as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein. The foregoing opinions are limited to matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The foregoing opinions are given as of the date hereof and based solely on our understanding of facts in existence as of such date after the aforementioned examination, and we undertake no obligation to advise you of any

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May 27, 2015

changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that we may become aware of after the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.